EXHIBIT 4.16

                         LANGSHA TEFRON SEAMLESS CO. LTD

                             JOINT VENTURE AGREEMENT


                              TEFRON Ltd. (Israel)
                       LANGSHA Knitting Co., Ltd. (China)
                ITOCHU TEXTILE MATERIALS (ASIA) Ltd. (Hong Kong)

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                             JOINT VENTURE AGREEMENT

     THIS JOINT VENTURE AGREEMENT (this "AGREEMENT") is entered as of May 8, 2006 in __________ by and between TEFRON LTD., a company duly established and registered under the laws of the State of Israel with its principal place of business at Industrial Center Teradyon, Misgav, 20179, Israel ("TEFRON"); LANGSHA KNITTING CO., LTD., a company duly incorporated established and registered under the laws of the People's Republic of China with its principal place of business at 308 Jinfa Road, Yiwu City, Zhejiang (economic development zone), PRC ("LANGSHA") and ITOCHU TEXTILE MATERIALS (ASIA) LTD., a company duly incorporated established and registered under the laws of Hong Kong with its principal place of business at Suites 2304-6, The Gateway, Tower 2, 25-27, Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong ("ITM");

(TEFRON, LANGSHA and ITM shall hereinafter be collectively referred to as the "PARTIES" and individually as a "PARTY").

PREAMBLE

WHEREAS,  TEFRON is a leading manufacturer of seamless apparel; and

WHEREAS, LANGSHA is one of the leading companies in the Chinese Textile Cut & Sew industry, having outstanding experience and strong brand name recognition in the PRC; and

WHEREAS, ITM is a company with strong financial capabilities, which operates in the textile industry; and

WHEREAS, The Parties wish to form together a joint venture company for the purpose of designing, developing, manufacturing, marketing and selling seamless apparel in the PRC and in Asia;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein the Parties hereto agree and undertake as follows:

1.   INTERPRETATIONS AND DEFINITIONS

     1.1 In this Agreement, a reference to an Article, unless the context otherwise requires, is a reference to an article of this Agreement.


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     1.2  The preamble to this Agreement and the Schedules attached hereto form an integral part hereof.

     1.3 The captions of the Articles in this Agreement are intended solely for convenience, and will have no meaning or significance in the interpretation of this Agreement.

     1.4 The following terms as used in this Agreement shall have the meanings set forth below:

          1.4.1 "AFFILIATE" shall mean a corporation, partnership, joint venture, trust or other entity or person directly or indirectly controlling or controlled by a Party or individual or entity or under direct or indirect common control with a Party, individual or entity. For the purpose of this definition, "CONTROL" means direct or indirect ownership or control of more than fifty percent (50%) of the voting rights of a company or more than fifty percent (50%) of the ownership interest representing the right to make the decisions for a partnership, joint venture or unincorporated association, as the case may be.

          1.4.2 "ANNUAL PRODUCTION VOLUME" shall have the meaning set out in
               Article 3.2.2.

          1.4.3 "ANNUAL PROFITABILITY FORECAST" shall have the meaning set out in Article 3.2.2

          1.4.4 "BOARD" or "BOARD OF DIRECTORS" shall mean the board of directors of the Company.

          1.4.5. "BUSINESS SCOPE" shall have the meaning set out in Article
               3.1.2 of this Agreement.

          1.4.6 "CHAIRMAN" shall mean the chairman of the Board of Directors of the Company.

          1.4.7 "COMPANY" shall have the meaning set out in Article 2.2 of this Agreement.

          1.4.8 "COMPANY'S OBJECTIVES" shall have the meaning set out in Article
               3.1.1 of this Agreement.


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          1.4.9 "CONFIDENTIAL INFORMATION" shall mean non-public or proprietary data or information (including business plans and financial data) whether disclosed orally or in writing, which pertains to non-public or proprietary data or information of TEFRON or any Affiliate thereof and its respective businesses and activities, including without limitation any commercial, financial, business, professional and technical information, including information regarding TEFRON's or its Affiliates' operations, plans, activities, policies and procedures, specifications, designs, know how, trade secrets and marketing, all whether or not marked confidential or relating to seamless apparel.

          1.4.10 "DIRECTOR" shall mean a member of the Board of Directors.

          1.4.11 "ESCROW AGENT" shall mean an escrow agent to be chosen from among the Chinese branch of one of the top four international accounting firms (KPMG, Delloite & Touche, PriceWaterhouseCoopers and Ernst & Young) subject to the mutual written consent of the Parties and prior to any investment pursuant to Article 4.2.

          1.4.12 "ESTABLISHMENT DATE" shall have the meaning set out in Article
               2.5 of this Agreement.

          1.4.13 "EVENT(S) OF DISSOLUTION" shall have the meaning set out in
               Article 16.1 of this Agreement.

          1.4.14 "EVENT(S) OF FORCE MAJEURE" shall mean any one or more events or circumstances beyond the control of a Party, which cannot be prevented by reasonable precautions taken by such Party, having a material adverse effect on a Party's ability to perform its obligation under this Agreement. An Event of Force Majeure shall include: earthquake, typhoon, war, or enactment or revision of laws and ordinances, or any other reason beyond the control of any of the Parties which affects that Party's ability to perform its obligations hereunder all provided that: (I) such a Party is acting in good faith and without fault in causing such events,
               (II) such Event of Force Majeure is the sole reason for the nonperformance of such Party's obligations hereunder and (III) that the non-performing Party(s) has notified the other Party(s) of such Event of Force Majeure within 7 days from its beginning or consummation.

          1.4.15 "EXAMINATION AND APPROVAL AUTHORITY" means the Ministry of Commerce of the PRC and/or its authorized department who shall examine and approve the establishment of the Company.

          1.4.16 "GAAP" means the Generally Accepted Accounting Principles adopted by the Financial Accounting Standards Board in the U.S.A.


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          1.4.17 "INTERESTS" shall mean the entire interests of a Party in the total registered capital of the Company, representing such Party's percentage of ownership in the Company at any particular time.

          1.4.18 "MACHINES" shall have the meaning set out in Article 4.2.1 of this Agreement.

          1.4.19 "MANAGEMENT TEAM" shall have the meaning set out in Article
               9.1.1 of this Agreement.

          1.4.20 "OPERATING EXPENSES" shall mean all costs and expenses of maintaining the operations of the Company including, without limitation, bookkeeping, reporting, taxes, fees and other governmental charges levied against the Company, fees for outside services (including, without limitation, audit, outside counsels and accountants), insurance, litigation and travel expenses.

          1.4.21 "PERMITTED TRANSFER" shall mean any transfer of Interests in the Company from a Party to its Affiliates and any transfer among such Affiliates themselves.

          1.4.23 "PRC" means the People's Republic of China, excluding Hong Kong Special Administration Region, Taiwan and Macau Special Administration Region.

          1.4.24 "RAW MATERIALS" shall mean un-knitted and in a raw form materials such as yarns, accessories and packaging materials.

          1.4.25 "REGISTERED CAPITAL" shall have the meaning as defined in
               Article 18 of the IMPLEMENTATION RULE OF THE SINO-FOREIGN EQUITY JOINT VENTURE LAW OF THE PEOPLE'S REPUBLIC OF CHINA.

          1.4.26 "REGISTRATION AUTHORITY" shall mean the State Administration for Industry and Commerce or its authorized department with which the Company shall be registered.

          1.4.27 "RMB" shall mean the lawful currency of the PRC.

          1.4.28 "TERM" shall have the meaning set out in Article 15 of this Agreement.

          1.4.29 "TOTAL INVESTMENT AMOUNT" shall have the meaning as defined in
               Article 17 of the IMPLEMENTATION RULE OF THE SINO-FOREIGN EQUITY JOINT VENTURE LAW OF THE PEOPLE'S REPUBLIC OF CHINA.


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          1.4.30 "TRANSFER" shall mean to sell, assign, transfer, pledge, encumber or otherwise dispose of the Interests in the registered capital of the Company or any portion thereof or right therein.

          1.4.31 "VICE CHAIRMAN" shall mean the vice chairman of the Board of Directors of the Company.

2.   ESTABLISHMENT OF A JOINT VENTURE COMPANY

     2.1  PARTIES TO THE COMPANY

          The Parties to this Agreement shall be as follows:

          TEFRON LTD., a company duly established and registered under the laws of the State of Israel with its principal place of business at Industrial Center Teradyon, Misgav, 20179, Israel.

          Legal Representative: Name: Yos Shiran
                                Position: Chief Executive Officer
                                Nationality: Israeli


          LANGSHA KNITTING CO., LTD, a company duly incorporated established and registered under the laws of the People's Republic of China with its principal place of business at 308 Jinfa Road, Yiwu City, Zhejiang (economic development zone), PRC.

          Legal Representative: Name: _________
                                Position: _________
                                Nationality: _________

          ITOCHU TEXTILE MATERIALS (ASIA) LTD. a company duly incorporated established and registered under the laws of Hong Kong with its principal place of business at Suites 2304-6, The Gateway, Tower 2, 25-27, Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong.

          Legal Representative: Name: _________
                                Position: _________
                                Nationality: _________


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     2.2  ESTABLISHMENT OF THE COMPANY

          The Parties agree to establish a joint venture company in Yiwu City, Zhejiang Province, People's Republic of China, in accordance with the Chinese-Foreign Equity Joint Venture Enterprise Laws of the People's Republic of China (the: "COMPANY").

     2.3  NAME AND LEGAL ADDRESS OF THE COMPANY

          2.2.1 The name of the Company shall be "LANGSHA TEFRON SEAMLESS CO. LTD" in English and ____________ in Chinese.

          2.2.2 The registered address of the Company shall be 308 Economic Development Zone, Yiwu City, Zhejiang Province, People's Republic of China.

     2.4  LIMITED LIABILITY COMPANY

          2.4.1 The Company is a limited liability company. The liability of each of the Parties for the debts and losses of the Company shall be limited to such Party's obligation to make its respective contribution to the registered capital of the Company, as provided in Article 4.1., and therefore, it is hereby expressly acknowledged and agreed by the Parties that no Party is responsible or liable for any additional funding with respect to the Company. Any creditors of the Company shall have recourse only to the assets of the Company and may not seek repayment from either Party.

          2.4.2 No Party is an agent of the other Parties and no Party has any power to bind the other Parties or to assume or to create any obligation of responsibility, express or implied, on behalf of the other Parties or in the other Parties names. This Agreement shall not be construed as creating any form of legal relationship between the Parties with the effect that an act or failure to act by one Party would impose liability upon the other Party(s).

     2.5  THE ESTABLISHMENT DATE

          The Establishment of the Company shall mean the date on which the Company's business license is issued by the Registration Authority (the: "ESTABLISHMENT DATE").


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3.   PURPOSES, SCOPE AND SCALE OF PRODUCTION AND BUSINESS

     3.1  THE OBJECTIVES OF THE COMPANY AND ITS PURPOSES

          3.1.1 The purpose of the Company shall be to design, develop, manufacture, market and sell seamless apparel for the purpose of becoming a leading company in the Asian seamless apparel market (the: "COMPANY'S OBJECTIVES"). The Company shall use its financial means, technological know-how, extensive production capacity, the extensive experience of LANGSHA and ITM in the Asian markets and their leading brand name in order to achieve the Company's Objectives, as provided hereinabove.

          3.1.2 The business scope of the Company ("BUSINESS SCOPE") shall be designing, developing, manufacturing, marketing and selling seamless apparel.

          3.1.3 The Company shall be entitled to expand or modify the aforementioned Company's Business Scope provided however that such expansion or modification was confirmed by the Board in a unanimous vote and subject to receiving all necessary permits.

     3.2  SCOPE AND SCALE OF PRODUCTION

          3.2.1 LANGSHA has submitted a three-year detailed business plan to TEFRON and ITM. Once such business plan is agreed upon and approved by TEFRON and ITM and executed by TEERON, ITM and LANGHSA, it will be legally binding upon all the Parties and the Company (the: "BUSINESS PLAN"). Such Business Plan shall be attached to this Agreement as SCHEDULE 3.2.1.

          3.2.2 The Business Plan shall establish an annual target in production volume, as provided in SCHEDULE 3.2.2(A) hereto (the: "ANNUAL PRODUCTION VOLUME") and an annual profitability forecast as provided in SCHEDULE 3.2.2(B) (the: "ANNUAL PROFITABILITY FORECAST"). Unless the Parties mutually agree otherwise in writing, the Parties shall make their best efforts so that the Company will meet the Annual Production Volume and the Annual Profitability Forecast, provided, however that if the Company did not meet the Annual Production Volume or the Annual Profitability Forecast in spite of the fact that all Parties made their genuine best efforts, then , no Party shall be held liable.


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4.   THE REGISTERED CAPITAL OF THE COMPANY

     4.1  REGISTERED CAPITAL AND TOTAL INVESTMENT

          The Total Investment Amount of the Company shall be US$8,000,000 (eight million US dollars), and the Registered Capital of the Company shall be US$4,008,016 (four million eight thousand and sixteen US dollars).

     4.2  INVESTMENTS IN THE REGISTERED CAPITAL

          The Parties shall invest in the registered capital of the Company a total amount of US$4,008,016 (four million eight thousand and sixteen US dollars) (the: "REGISTERED CAPITAL"), as follows:

          4.2.1 TEFRON shall contribute to the Company's registered capital 144 (one hundred and forty four) machines (the: "MACHINES") as provided in SCHEDULE 4.2.1 hereto. The Parties, after a thorough examination and independent evaluation, have agreed that the Machines shall be invested in the Company at a value of US$2,008,016 (two million eight thousand and sixteen US dollars), all in consideration for 50.1% of the Company's registered capital. TEFRON shall be entitled to provide the Machines in separate shipments, provided however that all the Machines are delivered to the Company within 6 (six) months after the Establishment Date. Violation of the abovementioned obligations to provide the Machines shall be deemed material breach of this Agreement.

               Any benefits, awards bonuses or tax returns of any kind whatsoever, which will be granted or offered by any governmental authority of any entity whatsoever in connection with the Machines (including without limitation any VAT returns) shall be provided to the Company and shall be used for the benefit of the Company. For the avoidance of any doubt it is hereby clarified that such benefits, awards, bonuses or tax returns shall not be provided directly to the Parties themselves and that any benefit related directly or indirectly to the Machines shall be the property of the Company.

               Any failure or delay in the delivery of any of the shipments of the Machines arising from an Event of Force Majeare shall not be deemed as a breach of this Agreement by TEFRON and shall not expose TEFRON to any claims or demands whatsoever.


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          4.2.2 No later than 2 months after the Establishment Date, LANGSHA shall contribute to the Company's registered capital the amount of US$1,600,000 (one million and six hundred thousand US dollars) in cash and eight (8) machines as provided in SCHEDULE 4.1.2, all in consideration for 39.9% of the Company's registered capital. Violation of the abovementioned obligations shall be deemed material breach of this Agreement.

          4.2.3 No later than 2 months after the Establishment Date, ITM shall contribute to the Company's registered capital the amount of US$400,801 (four-hundred thousand and eight hundred one US dollars) in cash in consideration for 10% of the Company's registered capital. Violation of the abovementioned obligations shall be deemed material breach of this Agreement.

          4.2.4 After each contribution is effected by the Parties in accordance with Article 4.2, an accounting firm certified and registered in the PRC and designated by the Board, shall be retained to verify such contributions respectively and then issue the capital verification report regarding such contribution.

               The Company shall issue the investment certificate to each Party setting forth the amount of the Party's contribution immediately after the receipt of capital verification report issued by the accounting firm as stated in Article 4.2. The investment certificates shall be in the form as required by relative Chinese laws and shall be signed by the Chairman and Vice Chairman and be affixed with the chop of the Company confirming that the contributions of the Parties are in accordance with this Agreement.

     4.3  TRANSFER OF INTERESTS IN THE REGISTERED CAPITAL OF THE COMPANY

          4.3.1 Except for a Permitted Transfer, if at any time during the Term, a Party (the "OFFEROR") wishes to Transfer any part or all of its Interests in the registered capital of the Company (the "OFFERED EQUITY INTERESTS") to another entity or group of entities (the:
               "OTHER ENTITY"), shall first submit a written offer (the "SALE NOTICE") to each Party (each an "OFFEREE") offering them to purchase the Offered Equity Interests on the terms and conditions, including without limitation the price at which the Offeror would be willing to Transfer the Offered Equity Interests to the Other Entity.

          4.3.2 Each Offeree shall have the right, exercisable upon written notice delivered to the Offeror and the Company (the "ACCEPTANCE NOTICE") within 45 days from the date of the Sale Notice (the "OFFER PERIOD"), to purchase the whole (and not less than the whole) of the Offered Equity Interests at the price and on the other terms and conditions stated in the Sale Notice.


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          4.3.3 If an Offeree submits the Acceptance Notice within the Offer
               Period, then the Offeror shall, within 90 (ninety) days following its delivery of the Acceptance Notice (the: "CLOSING PERIOD"), shall sell such portion of Offered Equity Interests to such Offeree at a price and on other terms and conditions stated in the Sale Notice.

          4.3.4 If the acceptance by the accepting Offerees, in the aggregate, are in respect of all of, or more than, the Offered Equity Interests, then the accepting Offerees shall acquire the Offered Equity Interests, on the terms aforementioned, in proportion to their respective Interests in the Company at such time that the Sale Notice is given, provided however that the transfer is approved by the Registration Authority.

          4.3.5 If the Offeree(s) fail to deliver the Acceptance Notice within the Offer Period, the Offeror shall be deemed to have consented to the Transfer of the Offered Equity Interests by the Offeror to the Other Entity. If the Offeree(s) consent, or deemed to have consented to the Transfer, the Transferor shall be free during the period of 90 ninety days following the expiration of the Offer Period to Transfer such Offered Equity Interests not purchased by the Offeree(s) to the Other Entity on terms and conditions no more favorable to the Other Entity than those set forth in the Sale Notice without again complying with the procedures set forth in this Article 4.3 hereof. The Transfer will become effective and binding only after the Other Entity has acceded to all the agreements in force ruling the relationship between the Parties and provided that the purchase price shall be paid and the Transfer shall be consummated within such 90-day period. The Parties shall act in good faith, take all the necessary actions, submit all the necessary filings and fully cooperate in order to give force and effect to such Transfer.

               If the Transfer is not consummated within such 90-day period, the Offeror shall not be permitted to Transfer the Offered Equity Interests or any part thereof to any third party without again complying with the procedures set forth in this Article 4.3 hereof.


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          4.3.6 Notwithstanding the aforesaid, it is agreed that in the event the Offered Equity Interests represents the Offeror's entire Interests in the registered capital of the Company, so that after the sale of such Offered Equity Interest the Offeror will have no more Interests in the Company, then the Offeree(s) will be entitled to introduce an alternative purchaser for such Offered Equity Interests, provided that such an alternative purchaser is acceptable to the other Offeree and approved by simple majority of the Board of Directors. Such an alternative Offeree shall be deemed as an Offeree and therefore shall be subject to the provisions of this Article 4.3 hereof.

          4.3.7 PERMITTED TRANSFER

               Notwithstanding the forgoing provisions, the Parties hereby agree and commit to the following:

               Each Party is hereby allowed to transfer its Interests in the Company to its Affiliates ("PERMITTED TRANSFER"). The other Parties hereby consent to such Permitted Transfer and its directors of the Board of Directors shall be deemed to have consented unanimously to such Permitted Transfer. It shall be further deemed that all of the Parties and all directors of the Board have unanimously consented to such Permitted Transfer (or if a separate Board resolution of the Company is required by PRC law to approve the Permitted Transfer, each Party shall cause the directors it appointed to the Board to vote in favour of the Permitted Transfer). In case any other Party or the Company fails to produce necessary supporting documents for such transfer for purpose of change of registration at the Examination and Approval Authority, the Offeror shall be entitled to apply to the Examination and Approval Authority for change of shareholder by presentation of this provision.

          4.3.8 When one Party assigns all or part of its equity interest in the Company, such Party shall return to the Company its investment certificate issued by the Company. If part of the equity interest is assigned, after such Party returns its investment certificate to the Company, a new investment certificate shall be issued by the Company to such Party identifying its capital contribution after the equity transfer.

          4.3.9 Notwithstanding the assignment of the equity interest in the Company pursuant to this Article 4, the Parties agree that assignment of the equity interest in the Company will not relieve them of their confidentiality obligations under Article 7.


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          4.3.10 COMPULSORY TRANSFER

               In the following circumstances, the other Parties shall be entitled to force such Party falling in below situations to sell its Interests in the Company to them or other purchasers they respectively selected and approved by the Board of Directors of the Company in proportion to their share equity at that time:

               4.3.10.1 A material breach of this Agreement has occurred and such breach is not cured by the breaching Party within 30 (thirty) days after receipt of written notice of the breach from the non-breaching Party, provided however that the non-breaching Party does not wish to dissolve and liquidate the Company.

               4.3.10.2 Any Party becomes bankrupt, or is the subject of
                    proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due, provided however that the other Parties do not wish to dissolve and liquidate the Company.

5.   RESPONSIBILITIES OF THE PARTIES

     TEFRON, LANGSHA and ITM shall be respectively responsible for the following matters:

     5.1  RESPONSIBILITIES OF TEFRON

          Among its responsibilities under this Agreement, TEFRON shall:

          5.1.1 make its respective contribution to the registered capital of the Company according to the terms and conditions of Article 4.2 above.

          5.1.2 participate and cooperate in the design and development of new products.

          5.1.3 provide the Company with managerial consultation.

          5.1.4 assist the Company in installation, testing and operation of the equipment, which was provided to the Company by TEFRON pursuant to Article 4.2 above.

     5.2  RESPONSIBILITIES OF LANGSHA

          Among its responsibilities under this Agreement, LANGSHA shall:


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          5.2.1 make its respective contribution to the registered capital of the Company according to the terms and conditions of Article 4.2 above.

          5.2.2 to the extent requested by TEFRON and/or ITM and for as long as such request remains in full force and effect, properly handle the matters relating to the establishment of the Company, in accordance with the relevant laws and regulations of the PRC, such as the applications for approvals, registration and business license and other formalities relating to the relevant Chinese governmental authorities.

          5.2.3 assist the Company in selling and marketing its products in domestic markets, i.e. in the PRC and in Asia for the purpose of achieving its Annual Production Volume and Annual Profitability Forecast and enhance the overall image and position of the Company in local markets.

          5.2.4 make its best efforts in assisting the Company to obtain favorable local regulatory and financial support along with incentives and tax preferential treatment.

          5.2.5 assist the foreign personnel or representatives of TEFRON and ITM in obtaining all necessary PRC entry visas, travel documents and work permits; and

          5.2.6 upon the occurrence of an Event of Dissolution, assist in assuring the prompt dissolution and liquidation of the Company pursuant to the terms hereof and the repatriation of any funds and/or other contributions (including the Machines) invested in the Company and any and all profits accrued thereon out of the PRC.

          5.2.7 handle customs clearance for importing equipment, raw materials and machinery imported by the Company and arranging the transportation to the Company's factory premises.

          5.2.8 assist the Company in obtaining preferred rights of land use for its operations from the Land Resources Administrative Bureau (all in good terms for the Company), as well as assisting the Company in negotiating the design and construction of buildings and facilities required by the Company.


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          5.2.9 arrange necessary provision of water, electricity,
               telecommunications and all other required installations.

          5.2.10 assist the Company in locating suitable local workers and other staff needed by the Company, all in reasonable and profitable terms to the Company.

          5.2.11 perform professional maintenance activities and adjustment of equipment, at a reasonable low costs to the Company.

     5.3  RESPONSIBILITIES OF ITM

          Among its responsibilities under this Agreement, ITM shall:

          5.3.1 make the payment of its contribution to the registered capital of the Company according to the terms and conditions of Article
               4.2 above.

          5.3.2 assist the Company in selling and marketing its products in Asia for the purpose of achieving its Annual Production Volume and Annual Profitability Forecast, as further provided in SCHEDULES
               3.2.2 A AND 3.2.2 (B) and enhance the overall image and position of the Company in Asia.

          5.3.3 provide information on market trends in raw materials and products, and consulting on technology.

          5.3.4 assist the Company in Import-export procedures, and cooperate in product distribution.

          5.3.5 continuously use its contacts and acquaintance with the Chinese and Asian market in order to enhance the Company's business and protect the Company's rights in the PRC and in Asia.

     5.4 Notwithstanding the above agreements on the allocation of responsibilities, all fees and costs in relation to the establishment of the JV (other than the professional fee each Party pay to their respective advisor for the negotiation of the JV Contract and Articles of Association of the Company) shall be borne by the Company. The Company shall reimburse each Party for such expenses upon receipt of the supporting documents, which is in compliance with accounting rules of the PRC.


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     5.5  FINANCING

          Notwithstanding the terms and conditions hereof, the Parties agree that the Company shall, in principle, be responsible for obtaining its own financing from third party lenders to operate its business, fund capital expenditures and maintain working capital. If the Company cannot obtain such funds, then, upon the adoption of the resolution of the Board in simple majority, LANGSHA shall assist the Company to obtain such financing, and/or shall make loans to the Company, on a non-recourse basis to TEFRON and ITM.

          Further agreement between the Company and LANGSHA shall be reached with regard to the above issue after the establishment of the Company.

6.   PRODUCT EXPORT AND MARKETING, TRADEMARKS AND NON- COMPETITION

     6.1  PRODUCT EXPORT AND MARKETING

          The Company shall market its own products under its own responsibility and judgment within the People's Republic of China and Asia.

     6.2  SALE OF PRODUCTS

          Notwithstanding anything to the contrary, the Parties agree that the products manufactured or produced by the Company shall, if exported to the Japanese market, be sold and/or exported through ITM to the Japanese market where ITM has the exclusive right to purchase from the Company and to sell the products during the Term in Japan. In obtaining the exclusive distribution right mentioned above in the Japanese market, ITM shall submit business target for the sell of products of the Company in Japan to the Company which is subject to the simple majority approval of the BOD of the Company. Failure to meet the approved business target by ITM will enable the Company to appoint another distributor for the distribution of products of the Company in the Japanese market.

          Further agreement between the Company and ITM shall be reached with regard to the above issue after the establishment of the Company.

     6.3  TRADEMARKS

          6.3.1 The Company's products will be marketed under the name "LANGSHA TEFRON SEAMLESS" in English and _________ in Chinese (the:
               "Company's Trademarks"). The Company's Trademarks shall be registered in the name of the Company in accordance with the Trademark Law of the PRC.

               After the termination of the Company for any reason, the trademark "LANGSHA TEFRON SEAMLESS" or any other trademarks owned by the Company shall be transferred to TEFRON free of charge.

          6.3.2 For the avoidance of any doubt it is hereby agreed that with the exception of the Company's Trademarks, as specifically provided above, the Company shall not be entitled to manufacture, market and/or sell products under the name "TEFRON" in any variation whatsoever which will remain the property of TEFRON and therefore will be registered in the name of TEFRON Ltd. in accordance with the Trademark Law of the PRC.

               LANGSHA, ITM or the Company shall not at any time during the Term of this Agreement nor at any time thereafter reserve or register or cause the registration or reservation of any business or company name similar to or incorporating the words TEFRON or any Chinese characters for these words or reserve or register or cause the registration or reservation of any trademarks similar to or incorporating the words TEFRON in the People's Republic of China or elsewhere.

               Violation of the above obligation shall be deemed material breach of this Agreement and the defaulting party shall pay damage at the amount of [USD Five Million] to TEFRON within forty-five days upon receipt of TEFRON's written notice for the breach.

               LANGSHA shall provide TEFRON with all the necessary assistance required for the successful registration of its trademarks. TEFRON can sign a separate agreement regarding on it with TEFRON when it deems necessary.

     6.4  NON-COMPETITION

          6.4.1 It is hereby agreed that during the Term LANGSHA's and ITM's direct and indirect seamless activities shall be carried out fully and exclusively by the Company, with the exception only of the following activities, provided however that such limitations will apply to ITM only and not its affiliates:

               6.4.1.1 ITM's existing sale activity of Raw Materials as further provided in SCHEDULE 6.4.1.1

               6.4.1.2 Langsha's existing sale activity of the seamless intimate apparel products listed in SCHEDULE 6.4.1.2 hereto to its customers listed in SCHEDULE 6.4.2 hereto.

               Without derogating from the aforesaid, during the Term and for 7 (seven) years thereafter (the RESTRICTED PERIOD FOR BUSINESS), LANGSHA and ITM shall not be involved, directly or indirectly in any activity, which is competitive with the Company's Business Scope and TEFRON shall act in accordance with its obligations in the Letter of Undertaking, a copy of which its attached hereto as
               SCHEDULE 6.4.1.

          6.4.2 Throughout the Term and for 5 years after the expiration of the Term or the termination of this Agreement (the RESTRICTED PERIOD FOR CONTACT) for any reason whatsoever: (I) LANGSHA shall not solicit approach, directly or indirectly, any of TEFRON's customers listed in SCHEDULE 6.4.2A, as updated from time to time, nor sell or offer to sale or manufacture, directly or indirectly, any goods or services for any of the abovementioned TEFRON's customers, without prior written approval of TEFRON, except for Raw Materials and seamed socks and hosiery that LANGSHA already sells to the customers listed in SCHEDULE 6.4.2.B AND as specifically indicated therein; and (II) ITM shall not solicit approach, directly or indirectly, any of TEFRON's customers listed in SCHEDULE 6.4.2A, as updated from time to time, nor sell or offer to sale or manufacture, directly or indirectly, any seamless products for any of the abovementioned TEFRON's customers, without prior written approval of TEFRON, provided however that such limitations will apply to ITM only and not to its Affiliates; and (III) TEFRON shall not approach, directly or indirectly, any of LANGSHA's customers listed in
               SCHEDULE 6.4.2B and ITM's customers listed in SCHEDULE 6.4.2C , as updated from time to time, nor sell or offer to sale or manufacture, directly or indirectly, any goods or services (except for Raw Materials and apparel that TEFRON already sells to the customers listed in SCHEDULE 6.4.2A) for any of the abovementioned LANGSHA's customers and ITM's customers, without prior written approval of LANGSHA and/or ITM.

          6.4.3 Articles 6.4.1 and Article 6.4.2 above shall survive the termination of this Agreement as well as the dissolution and/or liquidation and/or termination of the Company.

          6.4.4 Violation of the above-mentioned obligation shall be deemed material breach of this Agreement.

7.   CONFIDENTIALITY

     7.1  LANGSHA and ITM hereby undertake towards TEFRON as follows:

          7.1.1 to strictly maintain the confidentiality of, and not to disclose, any and all Confidential Information received by them.

          7.1.2 to use the Confidential Information or any part thereof only for the purposes of this Agreement and for no other purpose whatsoever.

          7.1.3 to procure that the Company will permit access to the Confidential Information only to those employees, Directors, officers, advisers or agents to whom disclosure is necessary for the Company to fulfill its purposes and objectives hereunder and who shall sign a written undertaking in form satisfactory to TEFRON to keep the Confidential Information in strict confidence and to use the same only for the purposes of this Agreement. For the removal of any doubt, the execution by an officer or employee on such undertaking shall not derogate from LANGSHA and ITM obligations to maintain the Confidential Information in full confidence and procure that the Company or its employees do not reveal such Confidential Information to any third parties.

     7.2 Nothing herein contained shall be interpreted as: (I) requiring the disclosure of any Confidential Information; (II) granting of any express or implied license or other right under any patent, copyright, right to trade secretes or any other intellectual property right or other right of TEFRON relating to the Confidential Information; (III) restricting, limiting or preventing TEFRON from disclosing to third parties or otherwise dealing with the Confidential Information and its technology as it deems fit.

     7.3 Immediately upon the termination of this Agreement for any reason whatsoever, the Parties and the Company will immediately cease all use of the Confidential Information, and will promptly return to TEFRON all forms of Confidential Information and any and all copies or derivatives thereof (including notes or other write-ups thereof made by the Company). The obligations of the Parties and the Company regarding non-disclosure and confidentiality pursuant to this Article 7 will remain in full force indefinitely.

     7.4 Violation of the above clause shall constitute material breach of this Article and the defaulting party shall pay damage at the amount of [USD Six Million] to the non-defaulting party.

8.   BOARD OF DIRECTORS

     8.1  FORMATION AND ESTABLISHMENT OF THE BOARD

          The Board shall be established on the Establishment Date. Unless otherwise agreed by the Parties, the first meeting of the Board shall be held within thirty (30) days after the Establishment Date.

     8.2  COMPOSITION OF THE BOARD

          8.2.1 The Board of Directors shall consist of 5 (five) Directors, of which 3 (three) Directors shall be appointed by TEFRON, 1 (one) Director shall be appointed by LANGSHA and 1 (one) Director shall be appointed by ITM.

          8.2.2 The Chairman of the Board, who shall also be the Company's legal representative, shall be appointed by TEFRON and the Vice Chairman of the Board shall be appointed by LANGSHA.

          8.2.3 As the legal representative of the Company, the Chairman of the Board shall have the authority to execute and deliver, on behalf of the Company, all agreements, contracts and other documents binding upon the Company, except as otherwise provided in this Agreement. If the Chairman is unable or unavailable to perform his/her duties, the Board shall designate and authorize another Director to perform such duties. Neither the Chairman, nor such Director designated and authorized by the Board shall be empowered to act on behalf of the Company beyond the scope of the express authorization of the Board.

          8.2.4 Each Director shall be entitled to one (1) vote. Neither the Chairman of the Board nor the Vice Chairman of the Board shall be entitled to an additional or casting vote. While serving in such position, all Directors shall owe a duty of loyalty to the Company, shall act to the Company's benefit and best interest and shall act in good faith in performing their duties and responsibilities.

     8.3  TERM OF APPOINTMENT

          8.3.1 Each individual serving in the capacity of Chairman, Vice Chairman or Director shall hold office for a term of 4 (four) years and each shall be eligible for consecutive terms of office upon reappointment by the original appointing Party. Any vacancy created in the Board shall be filled by the Party, which originally appointed the absent Director causing the vacancy.

          8.3.2 Any Party may at any time remove for any reason any or all of the individuals appointed by such Party as a Director or Directors and appoint in lieu thereof another individual or individuals to serve the remainder of the relevant term(s). Any Party removing or appointing a Director shall promptly notify the other Parties in writing of such removal and appointment in advance.

          8.3.4 The Parties shall cooperate to register any change in the composition of the Board with the relevant authorities in the PRC.

     8.4  AUTHORITY

          The Board of Directors shall monitor the CEO's performance of duties and shall be the highest decision-making body responsible for all important matters in the Company. Such primary matters shall include, without limitation, the followings:

          8.4.1 Current, mid-term and long-term operational planning (scheduling of production, planning for equipment, profitability, financing, etc.) and the budget estimation and approval required for these purposes.

          8.4.2 Quarterly business reports, approval of earnings distribution proposals.

          8.4.3 Creating restrictions or limitations on borrowing loans.

          8.4.4 Establishment and revision of major Company policies and rules.

          8.4.5 System of major Company policies and rules.

          8.4.6 Transfer of major assets.

          8.4.7 Entering, altering and renewal of factory rental contracts.

          8.4.8 Distribution of profit.

          8.4.9 Create any mortgage or charge on any part of the undertaking property or assets of the Company or any subsidiary of the Company.

          8.4.10 Enter into any contract or arrangement with any shareholder or Director or any person who is a connected person or Affiliated Company of a shareholder or Director or enter into any contract or arrangement in which any such person or Affiliated Company is interested, whether directly or indirectly.

          8.4.11 All other matters, which could have a significant impact on Company operations.

     8.5  MEETING OF THE BOARD; QUORUM

          8.5.1 The Board of Directors shall convene a minimum of four (4) meetings a year. The meetings shall be called and presided over by the Chairman of the Board. If the Chairman is unable, unavailable or fails to call or preside over a meeting, the meeting thereof shall be called and presided over by the Vice Chairman. If the Vice Chairman is unable, unavailable or fails to call or preside over a meeting, the meeting shall be called and presided over by a Director jointly recommended by half or more than half of the Directors. Each meeting shall be called by at least 15 (fifteen) working days prior notice. Such notice must specify the time and the place of a meeting as well as the issues to be discussed. The notice shall be given to all the members of the Board. The Chairman of the Board shall call an interim meeting based on a request made by at least two Directors. If the Chairman is unwilling, unable or unavailable to perform his/her duties, the Board shall designate and authorize another Director to perform such duties.

          8.5.2 The attendance of not less than two thirds of the Directors either in person or by proxy will constitute a quorum.

          8.5.3 Each Director shall be entitled to appoint an alternate Director to participate and vote in any Board meeting in his stead. The alternate Director shall provide a written pro-forma attestation issued by the Company certifying its right to serve as an alternate Director.

          8.5.4 A synopsis in English of the proceedings and resolutions passed in meetings and a Chinese translation thereof shall be recorded in the meeting minutes, which Directors present shall sign and seal, and which shall be archived by the Company.

     8.6  VOTING AND ADOPTION OF BOARD RESOLUTIONS

          8.6.1 Decisions of the Board shall be adopted by a majority vote, provided that a quorum is present. Notwithstanding the aforesaid, in the following matters, the approval of all of the Board members shall be required:

               8.6.1.1 Amendments to the Articles of Association of the Company.

               8.6.1.2 Termination or dissolution of the Company, provided that upon the occurrence of any Event of Dissolution, such consent shall be deemed granted by all Parties hereto.

               8.6.1.3 Increase or decrease in the registered capital of the
                    Company.

               8.6.1.4 Any merger or division of the Company.

          8.6.2. If all Directors are in agreement, decisions may be taken in writing by circulating documents containing the items in question to each of the Directors, rather than by convening and conducting a Board of Director meeting. The Board of Directors may conduct meetings by any means of telecommunications, including video or telephone conference, provided that all of the Directors participating may hear each other simultaneously.

          8.6.3 If upon any resolution there is a deadlock, another Board meeting shall be held within 30 days following the previous Board meeting. In the event that the subsequent Board meeting can not reach any resolution, then the matter shall then be referred to the chief executive officers of the parties to the Company. The chief executive officers of the parties to the Company will discuss the matter in good faith in order to resolve it.

9.   BUSINESS MANAGEMENT ORGANIZATION

     9.1  ESTABLISHMENT OF MANAGEMENT TEAM

          9.1.1 The Board shall establish a management team ("MANAGEMENT TEAM"), which shall be in charge of the day-to-day operations and management of the Company. The Management Team shall be consisted of one CEO, one CFO and department mangers.

          9.1.2 The CEO shall be nominated by a mutual decision among TEFRON and LANGSHA and ITM shall be engaged and removed following a decision of the Board.

          9.1.3 The CFO shall be recommended, appointed and removed by TEFRON following a decision of the Board. The CFO shall be in charge of the financial and account management of the Company and shall be accountable to the Board and CEO. Each of the financial statements shall require the approval and signature of the CFO and the CEO and the approval of the Board.

          9.1.4 All other employees, including projects managers, shall be hired and their employment shall be terminated by the CEO of the Company, subject to the relevant decisions adopted from time to time by the Board.

     9.2  AUTHORITIES OF THE CEO

          The responsibilities of the CEO shall be to carry out the decisions made by the Board and to organize and direct the daily management of the Company in accordance with the provisions of this Agreement. Such responsibilities of the CEO shall include, without limitation:

          9.2.1 routine operation of the Company within the scope of the operational plans as approved by the Board of Directors.

          9.2.2 preparation of an annual business report, earnings distribution proposals, current, mid-term and long-term operational planning (scheduling of production, planning for equipment, profitability, financing, etc.) and submission to the Board of Directors

          9.2.3 signing on routine business documents of the Company, within the scope of the powers granted by the Board of Directors and the Chairman, acting as the legal representative of the Company as provided in Article 8.2.2.

          9.2.4 preparation of monthly reports on business operations and monthly accounting statements, which shall be delivered to each of Parties hereto.

          9.2.5 providing timely notifications to each of the Parties hereto relating to any occurrence of events of significance.

          9.2.6 presenting for the approval of the Board the organizational structure of Company including its proposed appointments of department mangers as well as their remuneration.

          9.2.7 preparation of the annual budget of the Company for the approval of the Board.

     9.3 The Management Team shall assist the CEO in its abovementioned duties and will manage the tasks assigned to it by the CEO.

     9.4 The CEO may not hold managerial position at any other firm or commercial organization in the PRC or abroad and shall not participate in any way in competition of other economic organization against the Company's activities.

11.  PURCHASE OF EQUIPMENT AND RAW MATERIAL

     The Company is authorized to determine whether it shall purchase needed machinery and equipment, raw materials, fuel, accessories, transport vehicles, and administrative supplies within the People's Republic of China or from foreign sources. Notwithstanding the above it is hereby agreed that raw materials for the Company shall be purchased through ITM, provided however that such raw materials are timely supplied and offered for sale in competitive market prices all in accordance with the Company's best interest and needs and quality requirements.

12.  LABOR MANAGEMENT

     12.1 Policies on recruitment, hiring, dismissal, wages and salaries, employment insurance, welfare, and worker incentive programs will be established by the Board of Directors in conformity with the Labor Law of People's Republic of China, the regulations on foreign investment in the Jinhua City, Zhejiang Province labor management board and other effective national and local labor regulations. The Company will conclude individual labor contracts with workers and this document will be submitted to the local labor management board.

     12.2 The Board of Directors will discuss and decide upon matters relating to hiring of other top management except the CEO and CFO, and compensation of the CEO, CFO and other top management, social insurance, welfare and the standard of travel expense,

     12.3 The Company shall directly hire office staff and factory workers through a contract system, while observing the relevant laws and regulations of the People's Republic of China, and shall compensate employees through a direct payment system, provided that wages, allowances and bonuses for individual staff and workers shall depend upon their ability, performance, experience and general attitude.

     12.4 The CEO shall engage office staff and factory workers directly while observing the hiring policies established by the Board of Directors. Contracts for new hires shall contain a fixed probation period, at the conclusion of which the CEO shall determine whether or not to formally hire the employee. Upon the CEO's request LANGSHA shall provide the CEO with all the assistance necessary for the purpose of locating compatible factory workers and personnel.

     12.5 The Company's employees shall be entitled to establish the labor union organization (hereunder referred to as "LABOR UNION") in accordance with the LABOR UNION LAW OF THE PEOPLE'S REPUBLIC OF CHINA and the ARTICLES OF ASSOCIATION OF THE LABOR UNION OF CHINA. Based on the relevant PRC laws, the Company shall pay each month two percent (2%) of the total amount of the wages to be received by its staff and workers as the Labor Union fund

13.  TAXATION, FINANCIAL AFFAIRS AND FINANCIAL AUDITING

     13.1 Employees of the Company shall contribute individual income taxes in conformity with the "Individual Income Tax Law of the People's Republic of China." Staff members and employees of the Company shall be responsible for paying their own individual income tax. in accordance with the relevant Chinese laws and regulations. After paying their taxes, the expatriate member of the Company shall be entitled to remit their money abroad.

     13.2 Pursuant to relevant China laws and regulations, the Company shall accumulate savings in three areas, namely for reserve funding, business development, and promotion of employee welfare. Each year the Board of Directors shall determine the annual rate of savings based upon Company performance, provided however that such rate of savings shall be at the minimum amount as mandatory required by law..

     13.3 The fiscal year of the Company shall be from January 1 to December 31 of each year. All vouchers, receipts, statistical statements, reports and account books shall be written in both Chinese and English.

     13.4 Monthly, quarterly and annual financial reports shall be prepared in Chinese and in English and shall be submitted to the Board. Financial statements shall include amounts in both RMB and US dollars. The financial reports shall include Profit and loss statement, balance sheet and cash flow statement. The financial and accounting affairs of the Company shall be conducted in accordance with: (I) the ENTERPRISE ACCOUNTING SYSTEM OF THE PRC, (II) this Agreement, and (III) the GAAP. The Parties shall cause the Company to maintain its books and records and to prepare financial statements. Furthermore, the financial and accounting affairs of the Company shall be conducted in a manner sufficient to satisfy the financial and tax reporting requirements of each Party. To enable the Parties to satisfy such requirements, the Company shall provide to the Parties copies of all such documents as requested by the Parties and access to such materials.

     13.5 The Company shall engage an accountant registered in China, agreed by all parties and familiar with the GAAP to conduct its annual financial audit and examination and to provide a report, which would be submitted to the CEO and the Board. In the event that either Party considers it necessary, a foreign auditor may be engaged to conduct a separate annual financial audit on such Party's account.

     13.6 Within the first two-month period of every fiscal year, the CEO shall organize the preparation of a balance sheet and a profit and loss statement with respect to the preceding year as well as an earnings distribution proposal, and submit them to the Board for approval after being examined and signed by the auditor. Quarterly statements will be submitted up to 30 days after quarter end in the same manner.

     13.7 All disbursements shall be signed by the CEO or his authorized personnel. Any disbursements or the equivalent of over US$ 5,000 shall also require the signature of the Chairman of the Board.

14.  FOREIGN CURRENCY CONTROL, BANK ACCOUNTS AND OPERATING EXPENSES

     14.1 All of the Company's foreign currency operations shall be in compliance with China's foreign exchange laws and regulations and all other related regulations. The Company shall remit the profit due to TEFRON to a bank account designated by TEFRON in accordance with the foreign exchange laws and regulations.

     14.2 The Company shall open foreign exchange deposit accounts and RMB accounts as designated by the Board. All foreign exchange receipts of the Company (including any loans from foreign banks, export revenues etc.) shall be deposited in the Company's foreign exchange account. All on-going foreign exchange disbursements (including imports of raw material, transportation expenses, principal and interest repayments for foreign bank loans, overseas traveling expenses, after tax profits distributed to TEFRON, salaries of foreign staff etc.) shall be paid through such foreign exchange account.

     14.3 Based on its business needs and upon the approval of the local Administration of Foreign Exchange Control, the Company shall be entitled to open foreign exchange deposit accounts in banks outside of the PRC or in Hong Kong. The Company shall also be entitled to borrow foreign exchange funds from banks abroad or in Hong Kong, provided that the Company shall file such matters with the local Administration of Foreign Exchange Control.

     14.4 RMB shall generally be used in transactions between the Company and Chinese entitles, enterprises or individuals, unless otherwise approved by the local Administration of Foreign Exchange Control or were relevant government regulations permit the Company to use foreign exchange in such transactions. Payments for all imported products and salaries of foreign staff shall be paid in US dollars.

     14.5 The Parties agree that the Operating Expenses of the Company, as approved by the Board, shall be borne by the Company. The Parties agree to keep the Operating Expenses at the minimum required in order to enable the Company to fulfill its Objectives. It is also agreed that all costs and expenses associated with the establishment of the Company including, without limitation any costs and expenses relating to the transfer of the Machines to the Company shall be borne by the Company.

15.  DURATION

     The duration of the Company shall be 50 (fifty) years commencing on the Establishment Date (the: "TERM"). The Parties may agree in writing, at any time, to extend the Term.

16.  DISSOLUTION

     16.1 EVENTS OF DISSOLUTION

          The Company shall be dissolved in accordance with and upon expiration of the Term or any extension thereof. Without derogating from the aforesaid and unless the Parties mutually agreed otherwise in writing, this Agreement shall be terminated and the Company shall be dissolved prior to the expiration of the Term and any extension thereof in any of the following events ("EVENTS OF DISSOLUTION"):

          16.1.1 The Establishment Date does not occur within 6 (six) months after the date hereof, provided however that at least one Party wishes to stop the establishment process of the Company;

          16.1.2 A material breach of this Agreement has occurred and such breach is not cured by the breaching Party within 30 (thirty) days after receipt of written notice of the breach from the non-breaching Party, provided however that the non-breaching Party wishes to dissolve and liquidate the Company or when any of the Parties to this agreement is in default of its obligations as stipulated by the Agreement, making continued operation of the Company impossible.

          16.1.3 The Company becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due;

          16.1.4 Any Party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due, provided however that the other Parties wish to dissolve and liquidate the Company;

          16.1.5 In the event that the failure in total or partial performance of this Agreement caused by any Event of Force Majeure continues for more than 90 (ninety) days, provided however that at least one Party (other than the non performing Party) wishes to dissolve and liquidate the Company;

          16.1.6 In the event that the Company's losses amount to 80% (eighty percent) or more of its Registered Capital, provided however that: (I) the Parties could not reach within 30 days a mutual agreement with respect to the additional financing of the Company and (II) at least one Party wishes to dissolve and liquidate the Company.

          Without derogating from the aforesaid, it is hereby agreed that the Company shall be dissolved pursuant to a demand of TEFRON provided however that any new law or regulation, or any new interpretation of existing law or regulation, is put into effect which (I) materially and adversely affects the profitability of the Company and/or TEFRON;
          (II) materially or severely limits or prevents the repatriation of any funds invested in the Company and all profits accrued thereon out of the PRC. Upon TEFRON's decision any of the aforementioned events shall be deemed as an Event of Dissolution.

     16.2 DISSOLUTION PROCEDURE

          16.2.1 Upon the occurrence of an Event of Dissolution and following the delivery of a written request from one Party to the others, the Parties shall act in good faith, take all the necessary actions, submit all the necessary filings and fully cooperate for the purpose of dissolving and liquidating the Company.

          16.2.2 The Chairman of the Board shall convene a Board meeting within 30 (thirty) of the occurrence of any Event of Dissolution. The Directors of the Company shall attend the meeting in person or by proxy. After the approval of the dissolution of the Company by the Board and upon approval of the dissolution of the Company by the relevant Chinese authorities, the dissolution and liquidation of the Company shall be handled in accordance with Article 17 hereof.

     16.3 ESCROW

          Promptly after the execution hereof and prior to making any contribution or payment hereunder, each Party and all of the Directors shall deposit a duly signed power of attorney with the Escrow Agent enabling the other Party (the: "BENEFICIARY") to carry out, on its behalf, all necessary actions and sign and submit all the necessary documents for the dissolution and liquidation of the Company (the:
          "POWER OF ATTORNEY"). The Escrow Agent shall deliver the Power of Attorney to a Beneficiary, provided that such Beneficiary has furnished the Escrow Agent with an arbitrational judgment, pursuant to
          Article 24 below, ruling that the Company shall be dissolved. For the avoidance of any doubt it is hereby clarified that the abovementioned does not derogate from any right granted to the Parties under any applicable law. For the avoidance of any doubt, in the event that for any reason whatsoever any new person or entity is appointed as Director of the Company, such Party appointing such new Director shall procure that the new Director appointed by it will sign a Power of Attorney in accordance with to this Article 16.3.

17.  LIQUIDATION AND TERMINATION

     17.1 LIQUIDATION

          Upon approval by the relevant Chinese Authority to dissolve the Company, the Parties shall cause the Directors appointed by them to adopt a resolution to liquidate the Company, formulate liquidation procedures in accordance with applicable PRC laws and regulations, establish a liquidation committee, and submit the Board's proposals regarding liquidation to the government authority in charge for approval or verification, if required.

     17.2 SALES OF ASSETS

          17.2.1 Upon liquidation of the Company by the Parties, all assets of the Company shall be liquidated and sold, at market prices (to the extent possible), first to either Party which wishes to purchase the assets. If two or more Parties wish to purchase the assets, they will be entitled to purchase the amount of the assets in proportion to their respective then actual Interests in the Company. If neither Party wishes to purchase the assets, the Company may sell the assets to one or more third parties. All such sales shall be conducted in a manner so as to maximize the return to the Company.


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


          17.2.2 All assets shall be used to settle outstanding liabilities and expenses, and any remaining balance shall be distributed to each Party in proportion to their then respective fully paid Interests in the Company.

          17.2.3 Notwithstanding anything to the contrary, it is agreed that TEFRON shall have a right of first refusal to repurchase the Machines, in whole or in part, by paying an amount equal the higher between: (I) the price offered by any third party(s), including the Parties hereto (other than TEFRON) or (II) the proportionate original value of such machines (calculated pursuant to Article 4.1.1 above) LESS depreciation thereof, as determined in the Company's books.

     17.3 TERMINATION

          After the liquidation of the Company is completed and the Company has been effectively dissolved, the Parties shall terminate this Agreement by a written document executed by their duly authorized representatives or their beneficiaries.

18.  INSURANCE

     In conformity with the applicable laws and regulations of the People's Republic of China, the Company shall obtain insurance coverage. The insurance coverage shall be provided by insurers within the People's Republic of China, provided however that the identity of such insurer as well as the types, value and duration of insurance shall be subject to the decision of the Board.

19.  AMENDMENTS

     Amendments or revisions to this Agreement must bear the signatures of all the Parties hereto and shall be submitted to the relevant examination authority. Such amendments and revisions shall become effective upon their approval.


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


20.  BREACH OF CONTRACT

     20.1 Failure by one of the Parties to perform in accordance with the stipulations of this Agreement or a serious breach of contract leading to the Company's inability to continue to operate or to fulfill its managerial objectives, or any of the above causes shall be recognized as unilaterally terminating the Agreement, provided however that a prior written notice of at least 30 days was given to the breaching Party.

     20.2 Termination of this Agreement following a breach shall be without prejudice to any rights or remedies accrued to either Party prior to such termination. The non-breaching Parties shall be entitled to seek recognition by the examination authority of termination of the Agreement, pursuant to the provisions of this Agreement.

21.  FORCE MAJEURE

     21.1 If any Party is prevented from performing any of its obligations under this Agreement due to an Event of Force Majeure, the time for performance of such obligations under this Agreement shall be extended by a period equal to the period of delay caused by such Event of Force Majeure. A Party claiming inability to perform due to an Event of Force Majeure shall take appropriate measures to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation(s) affected by the Event of Force Majeure.

     21.2 The affected Party shall immediately notify the other Party of the occurrence of any Event of Force Majeure and shall provide available evidence thereof. Should the delay caused by any Event of Force Majeure continue for more than 90 (ninety) days, either Party may initiate the termination of this Agreement and the dissolution of the Company pursuant to Article 17 hereof.

22.  APPLICABLE LAW

     22.1 The formation and the registration of the Company in China and the operation of the Company in China shall be governed by the relevant officially promulgated laws, regulations, measures and rules of the PRC.

     22.2 The formation, validity, interpretation, execution, amendment and termination of this Agreement shall be governed by the published laws and regulations of PRC.


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


23.  SETTLEMENT OF DISPUTES

     23.1 Any dispute arising from, out of or in connection with this Agreement shall be first settled through friendly consultations between the Parties. Such consultations shall begin immediately after one Party has delivered to the other Parties written request for such consultation. If within thirty (30) days following the date on which such notice is given, the dispute was not settled through consultations, the dispute shall be conducted in Singapore under the Arbitration Institute of Singapore International Arbitration Center (the: "ARBITRATION INSTITUTE") in accordance with its arbitration rules in effect on the date on which the application for arbitration is submitted.

     23.2 One arbitrator shall be elected in mutual consent of the Parties. In the event that the Parties do not reach mutual agreement with respect to the identity of the arbitrator, such arbitrator shall be chosen by the Arbitration Institute. The arbitration proceedings shall be conducted for no more than 30 (thirty) days.

     23.3 The arbitral award shall be final and binding upon the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.

     23.4 Judgment upon the enforcement of award rendered by the arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof.

     23.5 During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

24.  LANGUAGE

     This agreement shall be executed in three languages: English, Chinese and Japanese. All language versions shall be equally valid.

25.  REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     25.1 REPRESENTATIONS AND WARRANTIES OF TEFRON

          TEFRON hereby represents and warrants towards LANGSHA and ITM as follows:

          25.1.1 it is a corporation duly formed and validly existing under the laws of the State of Israel and is in compliance with all conditions required to maintain its status as a company under these laws;

          25.1.2 it has delivered to LANGSHA and ITM, a copy of certificate of incorporation evidencing its due formation;

     25.2 REPRESENTATIONS AND WARRANTIES OF LANGSHA

          LANGSHA hereby represents and warrants towards TEFRON and ITM as follows:

          25.2.1 it is a company duly established and validly existing under the laws of the PRC, and is in compliance with all conditions required to maintain its status as a company under the laws of the PRC.

          25.2.2 it has submitted to TEFRON and ITM a true and complete copy of its current business license bearing a current annual inspection seal from the relevant governmental authority in the PRC;

          25.2.3 It is one of the leading companies in the Chinese Textile Cut & Sew industry having an outstanding experience and strong distribution network and brand name recognition in the PRC as well as good access to domestic information and local networks in the PRC. It well understands the Chinese business environment; it is capable of helping the Company in meeting the Annual Production Volume and the Annual Profitability Forecast achieving large sales in the PRC. It is well acquainted with the Chinese regulatory system and therefore is able to provide the Company with favorable local regulatory and financial support along with incentives and tax preferential treatment.

     25.3 REPRESENTATIONS AND WARRANTIES OF ITM

          ITM hereby represents and warrants towards LANGSHA and TEFRON as follows:

          25.3.1 It is a corporation duly formed and validly existing under the laws of Hong Kong and is in compliance with all conditions required to maintain its status as a company under these laws;

          25.3.2 It has delivered to LANGSHA and TEFRON, a copy of certificate of incorporation evidencing its due formation;

     25.4 MUTUAL REPRESENTATIONS AND WARRANTIES OF THE PARTIES

          Each Party hereby represents and warrants towards the other Parties as follows:

          25.4.1 it has full power and authority to enter into this Agreement, the transactions contemplated hereunder and to perform its obligations hereunder. It has taken all appropriate and necessary corporate actions to authorize its authorized representative to execute and deliver this Agreement on its behalf.

          25.4.2 It has obtained all consents, approvals and authorizations necessary for the valid execution and delivery of this Agreement.

          25.4.3 Its execution, delivery and performance of this Agreement will not violate any of its charter documents, any of its other agreement or obligation, or currently effective law, regulation or decree that may be applicable to any aspect of this Agreement.

          25.4.4 Upon the approval of this Agreement by the relevant PRC Examination and Approval authority, this Agreement shall constitute a legal, valid and binding obligation of such Party.

26.  MISCELLANEOUS

     26.1 SEVERABILITY

          If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, (I) the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired and shall remain in full force and effect; and (II) the invalid, illegal or unenforceable provision shall be replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of such invalid, illegal or unenforceable provision.

     26.2 ENTIRE AGREEMENT

          This Agreement including all annexes and exhibits hereto constitutes the entire agreement among the Parties with respect to the subject matters set forth herein and supersedes all previous oral and written discussions, negotiations, notes, memoranda, documents, agreements, contracts, and communications of the Parties in respect of such subject matters.

     26.3 NO WAIVER

          Unless otherwise provided for, failure or delay on the part of any Party to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude further exercise thereof or exercise of any other right, power or privilege. Any waiver by a Party at any time of a breach of any term or provision of this Agreement shall not be construed as a waiver by such Party of any subsequent breach, its rights under such provision, or any of its other rights hereunder.

     26.4 NOTICES

          Notices or other communications required to be given by any Party or the Company pursuant to this Agreement shall be in writing. Such notices or other communications may be delivered personally, sent by registered airmail (postage prepaid), by a recognized courier service or sent by facsimile transmission to the addresses of the other Party or Parties set forth below. The dates on which such notices shall be deemed to have been effectively given shall be determined as follows:

          26.4.1 Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

          26.4.2 Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the fifteenth (15th) day after the date on which they were mailed (as indicated by the postmark).

          26.4.3 Notices given by courier shall be deemed effectively given on the third (3rd) day after they were sent by recognized courier service.

          26.4.4 Notices given by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission.

               For the purpose of notices, the addresses of the Parties are as follows:

               IF TO TEFRON:       Mr. Yos Shiran
                                   TEFRON Ltd.
                                   Industrial Center
                                   Teradyon, Misgav,
                                   20179, Israel
                                   Tel:_____________
                                   Fax: _____________

               With a copy to:     Mr. Yaacov Yisraeli, Adv.
                                   Shiboleth, Yisraeli, Roberts, Zisman & Co.
                                   46 Montefiore Street
                                   Tel Aviv 65201, Israel
                                   Tel: + (972) 3-7103311
                                   Fax: + (972) 3-7103322

               IF TO LANGSHA:      Mr./Mrs. ____________
                                   LANGSHA Knitting Co., Ltd.
                                   308 Jinfa Road, Yiwu City,
                                   Zhejiang (economic development zone)
                                   People's Republic of China
                                   Tel:_____________
                                   Fax: _____________

               With a copy to:     _________________

                                   _________________

                                   _________________

                                   _________________

               If to ITM:          Mr./Mrs. ____________
                                   Itochu Textile Materials (Asia) Ltd.
                                   Suites 2304-6,
                                   The Gateway Tower 2,
                                   25-27, Canton Road
                                   Tsim Sha Tsui, Kowloon,
                                   Hong Kong, Japan
                                   Tel:_____________
                                   Fax: _____________

               With a copy to:     _________________

                                   _________________

                                   _________________

                                   _________________

          Any Party may at any time change its address by notice in writing delivered to the other Parties in accordance with the terms hereof.

     26.5 ASSIGNMENT

          The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns. Without the prior written consent of the other Party hereto, a Party may not assign its rights, duties or obligations hereunder or any part thereof to any other person or entity.

          Notwithstanding anything to the contrary, in light of the fact that the tax planning of the transaction contemplated hereunder has not been completed prior to the execution hereof, it is hereby agreed that, TEFRON shall be entitled, at its sole discretion to assign its rights hereunder, in whole or in part, to other legal entity(s) or individual(s), provided however that such assignees agreed to the terms, conditions, right and obligations hereunder.

     26.6 COUNTERPARTS

          This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     26.7 ARTICLES OF ASSOCIATION

          The articles of Association of the Company shall reflect the provisions hereof and in any event of contradiction between this Agreement and the Articles of Association, the provisions of this Agreement shall prevail. The Articles of Association of the Company shall be submitted to the Yiwu City, Zhejiang Bureau of Foreign Trade & Economic Cooperation for approval.


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


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

TEFRON CO., LTD. (ISRAEL)

By: /s/ Yosef Shiran
--------------------
Name: YOSEF SHIRAN
Title: CHIEF EXECUTIVE OFFICER, TEFRON LTD.

/s/ Asaf Alperovitz
-------------------
Name: ASAF ALPEROVITZ
Title: CHIEF FINANCIAL OFFICER, TEFRON LTD.


LANGSHA KNITTING CO., LTD. ZHEJIANG (CHINA)

By /s/ Weng Rongdi
------------------
Name: WENG RONGDI
Title: CHAIRMAN OF THE BOARD


ITOCHU TEXTILE MATERIALS (ASIA) LTD

By /s/ Yoichi Ikezoe
--------------------
Name: YOICHI IKEZOE
Title: EXECUTIVE DIR



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